Exhibit 99.1

OpenText Completes Repricing of Term Loan

Waterloo, ON, August 14, 2023 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX) (OpenText or the Company) today announced that it executed an amendment to its term loan facility due 2030 (the Term Loan). Under the amendment, the applicable interest rate margin on the Term Loan has been reduced 75 basis points and, as such, borrowings under the Term Loan currently bear a rate of interest equal to Term SOFR plus the SOFR adjustment and applicable margin of 2.75%.

“We are pleased to complete the re-pricing of our Term Loan. Due to strong demand, we were able to achieve a significant improvement to our pricing,” said OpenText CEO & CTO Mark J. Barrenechea. “We are the leader in Information Management. Our strong track record of growth and cash flows helped us to achieve this outcome.”

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this announcement, including statements regarding the current rate of interest under the Term Loan and the Company’s strong track record of growth and cash flows, may be considered forward-looking statements or information under applicable securities laws. These statements are based on the Company’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the Company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. The Company’s assumptions, although considered reasonable by the Company at the date of this announcement, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further, readers should note that we may announce information using our website, press releases, securities law filings, public conference calls, webcasts and the social media channels identified on the Investors section of our website (https://investors.opentext.com). Such social media channels may include the Company’s or our CEO’s blog, Twitter account or LinkedIn account. The information posted through such channels may be material. Accordingly, readers should monitor such channels in addition to our other forms of communication.

For more information, please contact:

Harry E. Blount

Senior Vice President, Global Head of Investor Relations

Open Text Corporation

415-963-0825

investors@opentext.com

Copyright ©2023 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.